Exhibit 10.19

AMENDED AND RESTATED OPERATING AGREEMENT

OF

NUGLOW COSMACEUTICALS, LLC

A California Limited Liability Company

This AMENDED AND RESTATED OPERATING AGREEMENT (this “Agreement”) of NUGLOW COSMACEUTICALS, LLC (the “Company”) is made and entered into as of July 1, 2010, by and among the Members (as defined below) named on the signature pages hereto, as Members, and NUGLOW COSMACEUTICALS, LLC.

FOR AND IN CONSIDERATION OF the mutual covenants, rights, and obligations set forth in this Agreement, the benefits to be derived from them, and other good and valuable consideration, the receipt and the sufficiency of which each Member hereby acknowledges, the Members agree as follows:

PREAMBLE

WHEREAS, the Company is a California limited liability company also known as California entity number 200219910142 in the records of the California Secretary of State, which was formed on July 18, 2002 by filing its original Articles of Organization;

WHEREAS, the Company was formerly known as “It Really Works, LLC”;

WHEREAS, the Company previously operated under an Operating Agreement dated October 1, 2002, which was amended by a First Amendment executed October 1, 2002; a Second Amendment executed May 14, 2004; a Third Amendment executed March 7, 2006; and a Fourth Amendment executed June 16, 2010 (collectively, the “Original Agreement”);

WHEREAS, the Company’s sole member and manager, holding 100% of the issued and outstanding interest in the Company, has been CAMDEN STREET PARTNERS, LLC (“Camden”), a California limited liability company, since 2004, and Camden and the Company have been managed solely by Steven Sheiner, who has also served as the agent for service of process on the Company;

WHEREAS, Camden and the Company have agreed and authorized the admission of HELIX BIOMEDIX, INC., a Delaware corporation (“HXBM”) as a new Member in exchange for an initial capital contribution to the Company in the amount of $350,000.00;

Confidential treatment has been requested for portions of this Exhibit. This Exhibit omits the information subject to the confidential treatment request. Omissions are designated as ***. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

WHEREAS, as the result of the admission of a second Member, the Company is no longer taxed as a one-member limited liability company managed by its sole Member such that the nature of the Company is thereby changed for certain purposes including federal income taxation; and

WHEREAS, the Original Agreement contained provisions related to the interests of former members who no longer hold an interest in the Company, and related to legal counsel who no longer represent the Company and its members, and in that an additional amendment could potentially create a more confusing operating agreement than an amended and restated operating agreement which would supersede entirely the Original Agreement;

THEREFORE, the Company, Camden and HXBM unanimously agree to amend and restate the Original Agreement as set forth herein, and the parties hereto further agree as follows:

ARTICLE I

DEFINITIONS

When used in this Agreement, the following terms shall have the meanings set forth below; provided, however, terms with an initial capital letter relating to tax allocations and other tax matters used in Article VI shall have the meaning given them in the Code and Treasury Regulations, and all other terms with an initial capital letter used in this Agreement which are not defined below shall have the meanings given them elsewhere in this Agreement:

1.1 “Act” shall mean the Beverly-Killea Limited Liability Company Act, also known as California Corporations Code Title 2.5, Sections 17000 et seq., as the same may be amended and replaced from time to time by the State of California.

1.2 “Adjusted Capital Account” means, with respect to any Member, the balance, if any, in such Member’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments: (i) add to such balance any amounts which such Member is obligated to restore pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c) or the penultimate sentence of each of Treasury Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5); and (ii) subtract from such balance the items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6). The foregoing definition of adjusted Capital Account is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b) (2) (ii) (d) and shall be interpreted consistently therewith.

1.3 “Affiliate” shall mean any individual, partnership, limited liability company, corporation, trust or other entity or association, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Member, Manager, or other Person(s) referred to immediately preceding the word “Affiliate,” as the case may be. The term “control,” as used in the immediately preceding sentence, means, with respect to a corporation or limited liability company the right to exercise, directly or indirectly, more than 50% of the voting rights attributable to the controlled corporation or limited liability company, and, with respect to any individual, partnership, trust, other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

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1.4 “Agreed Value” shall be (i) with respect to all property contributed by a Member to the Company or distributed by the Company to a Member, the Fair Market Value of the property on the date of contribution or distribution as determined by the Manager, and (ii) with respect to the revaluation of Company Property in accordance with this Agreement, the Fair Market Value of such Company Property at the time of the event requiring such revaluation as determined by the Manager.

1.5 “Agreement” shall mean this Amended and Restated Operating Agreement, as originally executed and as amended from time to time.

1.6 “Articles” shall mean the Articles of Organization for the Company filed under Corporations Code section 17050, including all amendments thereto or restatements thereof. If any provision of the Articles conflicts with one or more provisions of this Agreement, the Articles shall control pursuant to Corporations Code section 17005(f).

1.7 “Capital Account” shall mean with respect to any Member the capital account which the Company establishes and maintains for such Member, as discussed in Section 3.5 herein.

1.8 “Capital Contribution” shall mean the total value of cash contributed to the Company by the Members.

1.9 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, the provisions of succeeding law, and to the extent applicable, the Treasury Regulations.

1.10 “Company” shall mean NuGlow Cosmaceuticals, LLC, a California limited liability company.

1.11 “Company Minimum Gain” means, with respect to each Nonrecourse Liability of the Company, the amount of gain (of whatever character) that would be realized by the Company if it disposed of the Company Property subject to such liability in a taxable transaction in full satisfaction of such liability (and for no other consideration), and by then aggregating the amounts so computed. It is further understood that Company Minimum Gain shall be determined in a manner consistent with the rules of Treasury Regulations Section 1.704-2(d), including without limitation the requirement that if the book value of property (as determined for purposes of computing Net Income and Net Loss) subject to one or more Nonrecourse Liabilities differs from its adjusted tax basis, Company Minimum Gain shall be determined with reference to such book value.

1.12 “Company Property” shall mean all property, whether real or personal, tangible or intangible, owned by the Company.

1.13 “Corporations Code” shall mean the California Corporations Code as amended from time to time, and the provisions of succeeding law.

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1.14 “Dispose,” “Disposing” or “Disposition” means any direct or indirect sale, assignment, alienation, gift, transfer, hypothecation, exchange, mortgage, pledge, grant of a security interest, or other disposition or encumbrance, whether voluntary or involuntary.

1.15 “Distributable Cash” shall mean for any period the total cash of the Company that is available for distribution to the Members after reasonable reserves have been set aside for: (i) all current and ordinary expenses of the Company, including accrued amounts for customary future expenses, in each case as consistent with the applicable Budget for such period; and (ii) any extraordinary or contingent expenses of the Company, as determined by the Manager in its reasonable discretion.

1.16 “Economic Interest” shall mean a Member’s or Economic Interest Owner’s right to share in one or more of the Company’s Net Profits, Net Losses, and distributions of the Company’s assets pursuant to this Agreement and the Corporations Code, but shall not include any other rights of a Member, including, without limitation, the right to vote or participate in the management, or, except as required by the Corporations Code, any right to information concerning the business and affairs of the Company.

1.17 “Economic Interest Owner” shall mean the owner of an Economic Interest who is not a Member.

1.18 “Economic Risk of Loss” has the meaning set forth in Treasury Regulations Section 1.752-2(a).

1.19 “Effective Tax Rate” is defined in Section 4.5(a).

1.20 “Fair Market Value” shall mean, as to any Membership Interest or other property, the price at which a willing seller would sell .and a willing buyer would buy such Membership Interest or other property having full knowledge of the facts, in an arm’s-length transaction without time constraints, and without being under any compulsion to buy or sell.

1.21 “Fiscal Year” shall mean the Company’s fiscal year, which shall be the calendar year.

1.22 “Majority Interest” shall mean one or more Percentage Interests of Members which, taken together, exceed 50% of the aggregate of all Percentage Interests.

1.23 “Manager” shall mean Camden or any other Person that succeeds Camden in that capacity. If more than one Manager is appointed, the singular “Manager” shall include the plural “Managers.”

1.24 “Member” shall mean Camden, HXBM, each Person who is later admitted to the Company as a Member in accordance with this Agreement, and any person who is an assignee who has become a Member in accordance with Section 5.10 of this Agreement, and any person who is an assignee who has become a Member in accordance with Article IX of this Agreement, and who has not become solely an Economic Interest Owner under any provision of this Agreement.

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1.25 “Member Nonrecourse Debt” means any nonrecourse debt of the Company for which any Member bears the Economic Risk of Loss.

1.26 “Membership Interest” shall mean a Member’s entire interest in the Company, including the Member’s Economic Interest, the right to vote on or participate in the management of the Company, and the right to receive information concerning the business and affairs of the Company, as well as the Member’s entire obligation to the Company and to the other Members.

1.27 “Minimum Gain Attributable” to a Member Nonrecourse Debt, with respect to any Member nonrecourse Debt, shall have the meaning ascribed to such term for purposes of Treasury Regulations Section 1.704-2(i)(5).

1.28 “Net Income or Net Loss” shall mean, for any taxable year or month of the Company, the taxable income or loss, respectively, of the Company for federal income tax purposes, except that (i) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing taxable income or loss shall be added to such taxable income or subtracted from such loss, (ii) any non-deductible expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as expenditures described in Section 705(a)(2)(B) of the Code pursuant to Treas. Reg. Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account under this definition (any such expenditures being referred to for purposes of the Agreement as “Section 705(a)(2)(B) Expenditures”) shall be subtracted from such taxable income or added to such loss, (iii) any amount of gain or loss that would have been recognized by the Company if property distributed by the Company to the Members had instead been sold in a taxable disposition for its Agreed Value at the time of distribution shall be taken into account, and (iv) items of income, gain, loss, and deduction (including depreciation, cost recovery, and amortization deductions) relating to property contributed to the Company by a Member (or revalued pursuant to the last sentence of Section 4.01 (a) shall be computed in the manner prescribed by Treasury Regulations Section 1.704-l(b)(2)(iv)(g)(3) (or, to the extent applicable, Treasury Regulations Section 1.704-3(d). Except as otherwise provided in the Treasury Regulations issued under Section 704(b) of the Code, such amounts shall be computed without regard to any basis adjustment for federal income tax purposes under Sections 732, 734 and 743 of the Code resulting from an election under Section 754 of the Code.

1.29 “Net Taxable Income” is defined in Section 4.5(b).

1.30 “Nonrecourse Liability” means any Company liability (or portion thereof) for which no Member bears the Economic Risk of Loss.

1.31 “Percentage Interest” shall mean a Member’s percentage of ownership of the Company, which initially is a 70% interest held by Camden and a 30% interest held by HXBM. The Percentage Interests shall not be adjusted as relative proportions of the Capital Accounts of the Members are adjusted from time to time.

1.32 “Person” shall mean an individual, general partnership, limited partnership, limited liability company, corporation, trust, estate, real estate investment trust, association or any other entity.

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1.33 “Substitute Member” shall mean those transferees of an Economic Interest who have received the required approvals set forth herein to participate in the voting on issues on which Members are entitled to vote.

1.34 “Tax Distributions” is defined in Section 4.5.

1.35 “Treasury Regulations” shall mean, unless the context clearly indicates otherwise, the regulations currently in force as final or temporary that have been issued by the U.S. Department of Treasury or the Internal Revenue Service pursuant to the Code.

1.36 “Two-Thirds Interest” shall mean one or more Percentage Interests of Members which, taken together, exceed two-thirds ( 2/3) of the aggregate of all Percentage Interests.

ARTICLE II

ORGANIZATION

2.1 Formation. Effective with the filing of the Articles described in Section 2.5 on July 18, 2002, the Company was formed under its former name of It Really Works, LLC.

2.2 Name. The name of the Company is now “NuGlow Cosmaceuticals, LLC.” The business of the Company may be conducted under that name or, upon compliance with applicable laws, any other name that the Manager deems appropriate or advisable. The Manager shall file any fictitious name certificates and similar filings, and any amendments thereto, that the Manager considers appropriate or advisable.

2.3 Registered Agent; Other Offices. The registered agent for service of process on the Company in the State of California or any other jurisdiction shall be such Person or Persons as the Manager may designate from time to time. The Company may have such other offices as the Manager may designate from time to time.

2.4 Purposes. The purpose of the Company is to engage in any business and/or activity for which limited liability companies may be formed under the Act. The Company shall have all the powers necessary or convenient to effect any purpose for which it is formed, including all powers granted by the Act.

2.5 Articles; Foreign Qualification. Company has executed and caused to be filed with the Secretary of State of the State of California Articles of Organization containing information required by the Act and such other information as the Manager has deemed appropriate. Prior to the Company’s conducting business in any jurisdiction other than California, the Manager shall cause the Company to comply, to the extent those matters are reasonably within the control of the Manager, with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction. At the request of the Manager, each Member shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to form, qualify, continue, and terminate the Company as a limited liability company under the laws of the State of California and to qualify, continue, and terminate the Company as a foreign limited liability company in all other jurisdictions in which the Company may conduct business, and to this end the Manager may use the power of attorney described in this Agreement.

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2.6 Term. The Company commenced on the date the Articles were first properly filed with the Secretary of State of the State of California and shall perpetually continue in existence unless and until its business and affairs are wound up and dissolved in accordance with this Agreement.

2.7 Operating Agreement. This Agreement shall supersede and replace in its entirety the Original Agreement, which shall thereafter be void and of no further force or effect, effective as of the date on which this Agreement is executed by the Company, HXBM and Camden.

ARTICLE III

CAPITAL CONTRIBUTIONS

3.1 Members. The Members of the Company are the Persons who execute this Agreement, including Persons who execute future amendments thereto that add additional Members to the Company in accordance with this Agreement.

3.2 Initial Capital Contributions. In exchange for its Membership Interest, HXBM shall make an initial Capital Contribution in the amount of $350,000.00 by wire transfer to the Company in accordance with the Membership Interest Agreement entered into among Camden, HXBM and the Company of even date herewith. Such Capital Contribution shall satisfy HXBM’s obligation to make a Capital Contribution on the date of this Agreement as shall be set forth in the initial Budget. Camden, formerly the sole Member, shall make no further Capital Contribution at the time of HXBM’s initial Capital Contribution. The initial Capital Accounts of the two Members shall be determined in accordance with Section 3.5(c).

3.3 Annual Budget.

(a) No later than November 1 of each calendar year commencing November 1, 2010, the Manager shall prepare and deliver to the Members for their review and approval a proposed budget and projected cash flow statement for the Company for the following calendar year in the form and containing the information previously approved by a Majority Interest (each, a “Budget”).

(b) If by the first day of any calendar year commencing January 1, 2011, a Budget for such calendar year shall not have been approved by the Members, then the Budget in effect for the preceding calendar year, as adjusted by the Manager to reflect increases of each expense item by up to 5% (to account for increases in the Consumer Price Index) (other than extraordinary nonrecurring expenses approved by a Majority Interest, , or any recurring expense which is the subject of a contractual commitment of the Company which provides for no increase or an increase of other than up to 5%, in which case, the increase, if any, shall be in accordance with such contract), shall be deemed to be the approved Budget for the then-current calendar year.

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3.4 Additional Capital Contributions.

(a) If any Budget approved by the Members shows a deficit for the coming calendar year (a “Deficit”), the Manager shall distribute to each Member a certificate (the “Budget Certificate”) stating (i) the amount of the Deficit, if any, to be funded through additional Capital Contributions from the Members, (ii) when the additional Capital Contributions must be made (the “Funding Dates”), (iii) the amount of the additional Capital Contributions required to be made on each such Funding Date and (iv) each Member’s share of those additional Capital Contributions on each such Funding Date, which shall be based on each Member’s Percentage Interest (and which shall be payable in accordance with this Article III).

(b) The Members shall be required to make additional Capital Contributions to fund a Deficit on the terms set forth in this Article III.

(c) The Manager shall be required to obtain the approval of the Members by a Majority Interest prior to amending any Budget then in effect during any calendar year (including any change in additional Capital Contributions required to fund a Deficit) and shall thereupon promptly cause to be issued a revised Budget Certificate for such calendar year (or remainder thereof). Each Member shall make all additional Capital Contributions as and when called for by any Budget Certificate as in effect from time to time on the terms set forth in this Article III. If a Member objects to making such additional Capital Contributions or otherwise fails to make such additional Capital Contributions, then the Manager’s and Company’s remedies shall be as set forth in this Article III.

(d) All Capital Contributions shall be made in U.S. dollars.

(e) If any new Member fails to make the full amount of its initial Capital Contribution, as required by any amendment to this Agreement adding a new Member, within 5 calendar days after the execution of said amendment, the Manager shall have the right to declare said amendment void at any time thereafter until the new Member’s initial Capital Contribution has been paid. In the event that such a Member has made part, but not all, of said Member’s initial Capital Contribution, the Company shall refund the portion of the Capital Contribution that was made before the amendment adding said Member was declared void by the Manager.

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(f) If any Member objects to contributing an additional Capital Contribution, or otherwise fails to contribute its share of additional Capital Contributions when due (an “Unpaid Contribution”), that Member shall be a “Non-paying Member” and shall be in default under this Agreement. In such event, the Manager shall send the Non-paying Member written notice of such nonpayment, giving such Non-paying Member thirty (30) days from the date such notice is given to contribute the entire amount of such Non-paying Member’s required additional Capital Contribution. If the Non-paying Member does not contribute the required additional Capital Contribution to the Company within said 30-day period, those Members who have paid their respective additional Capital Contributions (“Complying Members”) and who hold a majority of the Membership Interests held by all Complying Members shall choose one of the following options to enable the Company to proceed with the full amount of additional funds needed to meet the Budget on which the requirement of additional Capital Contributions was based:

(i) Additional Capital Contributions by Complying Members. The Complying Members, or so many of them as consent to do so, may contribute additional Capital Contributions to the Company to cover the Unpaid Contribution, with all Members’ Capital Accounts to be adjusted as follows: All other Members shall have the right to replace the Unpaid Contribution by contributing more than their share of additional Capital Contribution in proportion to their respective Percentage Interests. If any Member or Members replaces the Unpaid Contribution, then Percentage Interests shall be adjusted as set forth in this Section 3.4(f)(i). The Percentage Interest of the Non-paying Member shall be reduced by the number of percentage points determined by the following formula: Reduction = (Unpaid Contribution/total initial Capital Contributions) x 50 x 1.2. The result shall be rounded to the nearest one-hundredth of a percentage point. The Percentage Interests of the Complying Member or Members who have replaced the Unpaid Contribution shall be increased by the same amount, apportioned among them according to the shares of the Unpaid Contribution each of them has replaced. For example, assume that total initial Capital Contributions were $4,000,000, that additional Capital Contributions are called for in the amount of $1,000,000, that a Member’s Percentage Interest is 10% and that the Member’s share of the additional Capital Contribution is therefore $100,000, and that the Member’s actual additional Capital Contribution is $0. The Non-paying Member’s Unpaid Contribution would therefore be $100,000, and the reduction in the Non-paying Member’s Percentage Interest would be ($100,000/$4,000,000) x 50 x 1.2 = 1.50 percentage points. The Non-paying Member’s Percentage Interest would therefore be reduced to 8.50% [i.e., 10% - 1.50% = 8.50%], and the Percentage Interests of those Complying Members who have replaced the Unpaid Contribution would be increased by such amount (divided among them according to the portions of the Unpaid Contribution they have provided). All adjustments to Percentage Interests shall take effect as of the first day of the month in which the Unpaid Contribution was due. Adjustments to Percentage Interests shall not affect the obligations of Members to make additional Capital Contributions, which shall continue to be in proportion to their Percentage Interests. In the event that either Camden’s or HXBM’s percentage interest is reduced under this option, then the purchase and repurchase options pursuant to Sections 9.9(a) and (b) shall become options to purchase or repurchase whatever percentage interest that either Camden or HXBM holds in the Company as a result of this adjustment, and the option price to be paid upon exercise thereof shall be adjusted pro rata to reflect the adjustment in the percentage interest thereby purchased.

(ii) Loans by Complying Members. In the alternative to additional Capital Contributions pursuant to Section 3.4(f)(i), the Complying Members, or so many of them as consent to do so, may advance funds to the Company to cover those amounts which the Non-paying Member fails to contribute. Amounts which a Complying Member so advances on behalf of the Non-paying Member shall become a loan due and owing from the Non-paying Member to such Complying Member(s). All Distributable Cash otherwise distributable to the Non-paying Member under this Agreement shall instead be paid to the Complying Members making such advances until such advances and interest thereon are paid in full. In any event, each such advance shall be due and payable with interest by the Non-paying Member five (5) years from the date that such advance was made. Any amounts repaid shall first be applied to interest and thereafter to principal. Effective upon a Member becoming a Non-paying Member, the Non-paying Member hereby grants to the Complying Members who advance funds under this Section 3.4(f)(ii) a security interest in the Non-paying Member’s Economic Interest enforceable under the California Uniform Commercial Code to secure the Non-paying Member’s obligation to repay such advances; and the Non-paying Member hereby authorizes the Complying Members who advance such funds to file one or more U.C.C. financing statements with the California Secretary of State, either individually or together, to perfect the aforementioned security interest under the California Uniform Commercial Code.

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(g) Each Member acknowledges and agrees that the remedies described in this Section 3.4 bear a reasonable relationship to the damages which the Members estimate may be suffered by the Company and the Complying Members by reason of the failure of a Non-paynigMember to make an additional Capital Contribution and that the election of any or all of the above described remedies is not unreasonable under the circumstances existing as of the date hereof. Furthermore, the election of the Complying Members to pursue any remedy provided in this Section 3.4 shall not be a waiver or limitation of the right to pursue an additional or different remedy available hereunder or of law or equity with respect to any subsequent default.

3.5 Capital Accounts.

(a) The Company shall establish an individual Capital Account for each Member and shall determine and maintain each such Capital Account in accordance with this Article III and Treasury Regulations Section 1.704-1(b)(2)(iv).

(b) If a Member transfers all of the Member’s Membership Interest in accordance with this Agreement, such Member’s Capital Account attributable to the transferred Membership Interest shall carry over to the new owner of such Membership Interest pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(k)(1).

(c) As of the date of this Agreement, the initial Capital Account of HXBM shall equal its initial Capital Contribution of $350,000.00, and the initial Capital Account of Camden shall equal $816,667.00, which the parties agree is the Fair Market Value of the Company Property immediately prior to HXBM’s initial Capital Contribution. For income tax purposes only, Camden shall be treated as having contributed such Company Property to the Company in exchange for its Membership Interest and shall be subject to the tax allocation rules of Section 4.3 hereof with respect to any item of income, gain, loss or deduction attributable to such Company Property.

3.6 Interest. No Member shall be entitled to receive any interest on the Member’s Capital Contributions; provided, however, any loans from Members to the Company shall bear simple interest at the rate of 10% per annum, unless Members holding a Two-Thirds Interest agree to a different rate of interest.

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ARTICLE IV

CAPITAL ACCOUNT ALLOCATIONS AND DISTRIBUTIONS

4.1 Capital Accounts.

(a) A Capital Account shall be maintained for each Member in accordance with the rules of Treasury Regulations Section 1.704-1(b) (2) (iv). The Capital Account of each Member shall be credited with (i) the amount of any Capital Contribution made in cash by such Member, (ii) the Agreed Value (net of any liabilities the Company is considered to assume or take subject to under Section 752 of the Code) of any Capital Contribution made in property other than cash by such Member, (iii) allocations to such Member of Net Income pursuant to Section 4.2, and (iv) any other item required to be credited for proper maintenance of capital accounts by the Treasury Regulations under Section 704(b) of the Code. A Member’s Capital Account shall be debited with (w) the amount of any cash distributed to such Member, (x) the Agreed Value (net of liabilities that such Member is considered to assume or take subject to under Section 752 of the Code) of any property other than cash distributed to such Member, (y) allocations to such Member of Net Loss pursuant to Section 4.2, and (z) any other item required to be debited for proper maintenance of capital accounts by the Treasury Regulations under Section 704(b) of the Code. Each Member’s Capital Account shall be adjusted as required by Treasury Regulation Section 1.704-1(b)(2)(iv)(f) to reflect a revaluation of Company Property at Agreed Value upon the occurrence of any event described in Treasury Regulations Section 1.704-1(b) (2) (iv) (f) (5) (i), (ii) or (iii).

(b) In the event that all or any portion of any Membership Interest is Disposed of in accordance with this Agreement, the transferee(s) of such Membership Interest shall succeed to all or the corresponding portion, as the case may be, of the transferor’s Capital Account.

4.2 Allocation of Net Income and Net Loss.

(a) Except as otherwise provided in Sections 4.2(b) through (h), Net Income and Net Loss shall be allocated to the Members as follows:

(i) First, Net Income shall be allocated to offset in reverse order any Net Loss allocated in the current period and in all prior periods that have not previously been offset under this Section 4.2;

(ii) Next, Net Income shall be allocated 70% to HXBM and 30% to Camden until such time as HXBM has received total cumulative distributions (excluding any Tax Distributions) that equal HXBM’s initial Capital Contribution;

(iii) Next, Net Income shall be allocated among all Members in proportion to their respective Percentage Interests;

(iv) In the event of a Net Loss, the Net Loss shall be allocated first as necessary to offset in reverse order any Net Income allocated in the current and all prior periods that have not previously been offset or distributed to the Members;

(v) Next, any Net Loss shall be allocated among all Members in proportion to their respective Percentage Interests.

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(b) If there is a net decrease in Company Minimum Gain during a Company taxable year, each Member shall be specially allocated items of income and gain for such year (and, if necessary, for subsequent years) in proportion to, and to the extent of, an amount equal to the portion of such Member’s share of the net decrease in Company Minimum Gain during such year (which share of such net decrease shall be determined under Treasury Regulations Section 1.704-2(g)(2)). It is intended that this Section 4.2(b) shall constitute a “minimum gain chargeback” described in Treasury Regulations Section 1.704-2(f).

(c) If there is a net decrease during a Company taxable year in the Minimum Gain Attributable to a Member Nonrecourse Debt (as determined under Treasury Regulations Section 1.704-2(i)(3)), any Member with a share of Minimum Gain Attributable to such Member Nonrecourse Debt at the beginning of such year shall be specially allocated items of income and gain for such year (and, if necessary, for subsequent years) in proportion to, and to the extent of, an amount equal to the portion of such Member’s share of the net decrease in Minimum Gain Attributable to such Member Nonrecourse Debt (as determined under Treasury Regulations Section 1.704-2(g)(2)) during such year. It is intended that this Section 4.2(c) shall constitute a “minimum gain chargeback” described in Treasury Regulations Section 1.704-2(i)(4).

(d) Items of Company loss, deduction or Section 705(a)(2)(B) Expenditure that are attributable to a Member Nonrecourse Debt (“Member Nonrecourse Deductions”) shall be allocated among the Members who bear the Economic Risk of Loss for such Member Nonrecourse Debt. This provision is to be interpreted in a manner consistent with the requirements of Treasury Regulations Section 1.704-2(i)(1).

(e) The Nonrecourse Deductions for each taxable year shall be allocated among the Members in proportion to their respective Percentage Interest.

(f) In the event that any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible. This provision is intended to be a “qualified income offset” described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and is to be interpreted in a manner consistent therewith.

(g) To the extent that an adjustment to the adjusted tax basis of any Company Property pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Treasury Regulations Section 1.704-(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution to a Member, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the Company Property) or loss (if the adjustment decreases the basis of the Company Property), and such gain or loss shall be allocated to the Members in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4), as the case may be.

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(h) In the event that any item of Company income, gain, loss, deduction or Section 705(a)(2)(B) Expenditure is allocated pursuant to Sections 4.2(b) through (g), subsequent items of Company income, gain, loss, deduction or Section 705(a)(2)(B) Expenditure (as determined for purposes of computing Net Income or Net Loss) shall, to the extent consistent with Sections 4.2(b) through (g), be allocated between the Members so as to eliminate as quickly as possible on a proportionate basis, with respect to each Member, any disparity between (i) the sum of (x) such Member’s Capital Account balance and (y) such Member’s share of Company Minimum Gain and Minimum Gain Attributable to Member Nonrecourse Debts determined in accordance with Treasury Regulations Section 1.704-2(g) and (i)(5) and (ii) the Capital Account which such Member would have had if all Company Minimum Gain and Minimum Gain Attributable to any Member Nonrecourse Debt had been realized and all allocations of Net Income and Net Loss had been made pursuant to Section 4.2(a) (without giving effect to the reference therein to Sections 4.2(b) through (h)).

(i) In the event that the Percentage Interest of the Members shall change pursuant to the terms of this Agreement, there shall be an interim closing of the books of the Company as of the close of the day of such change (the “Interest Change Date”). The Net Income or Net Loss of the Company for the period ending on the Interest Change Date shall be allocated to the Members in accordance with their respective Percentage Interest in effect prior to the Interest Change Date. The Net Income or Net Loss of the Company for any period commencing after the Interest Change Date shall be allocated to the Members in accordance with their respective Percentage Interest in effect after the Interest Change Date. Notwithstanding the foregoing, if the Interest Change Date is not the last day of a month, Net Income or Net Loss of the Company for the month in which the Interest Change Date occurs shall be prorated on a daily basis between the portion of the month ending on the Interest Change Date and the remainder of such month.

4.3 Tax Allocations. For income tax purposes, all items of income, gain, loss, deduction and credit shall be allocated among the Members in the manner set forth in Section 4.2; provided, however, that (i) all items of income, gain, loss and deduction with respect to any property contributed to the Company by a Member (or revalued pursuant to the last sentence of Section 4.1(a)) shall be allocated for income tax purposes so as to take into account any variation between the adjusted tax basis of such property and its Agreed Value at the time of contribution (or the event requiring revaluation) in accordance with Section 704(c) of the Code (and Treasury Regulations Section 1.704-1(b)(2)(iv)(f) and the remedial method described in Treasury Regulations Section 1.704-3(d)); (ii) any gain arising from a Disposition of Company Property that is characterized as ordinary income pursuant to Section 1245 or 1250 or any other applicable provision of the Code shall, to the extent that other items can be allocated in such a way that this proviso does not affect the total amount of taxable income or loss allocable to any Member for tax purposes, be allocated to the Members who were allocated the depreciation or other deductions giving rise to such ordinary income in proportion to the deductions allocated to such Members (treating any such deductions allowable to any Member or Affiliate thereof for any period during which the Company Property was held by such Member or Affiliate as deductions allocable to such Member); and (iii) creditable foreign taxes shall be allocated in accordance with Treasury Regulations Section 1.704-1(b)(4)(viii). Any increase (or decrease) in taxable income or loss resulting from adjustments to the basis of Company Property made pursuant to Section 743 of the Code shall be taken into account by the Member or Members to which such adjustment is attributable.

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4.4 Distributions. Subject to applicable law and any limitations contained elsewhere in this Agreement:

(a) In the case of the liquidation or dissolution of the Company, the Manager shall cause the Company to pay distributions in accordance with Section 10.2.

(b) For distributions other than those paid under Section 4.4(a) and Tax Distributions, the Manager shall distribute any Distributable Cash to the Members as follows: (i) until such time as HXBM has received total cumulative distributions (excluding any Tax Distributions) that equal HXBM’s initial Capital Contribution, 70% of such Distributable Cash shall be distributed to HXBM and 30% of such Distributable Cash shall be distributed to Camden; and (ii) thereafter, Distributable Cash shall be distributed to the Members in accordance with each Member’s Percentage Interest.

4.5 Tax Distributions. If, after taking into account the distributions in Section 4.4(b), any Member has not received cash distributions for a given calendar year in an amount at least equal to the amount of taxes which will be owing by such Member on account of Net Income allocated to such Member for such year, the Manager shall cause the Company to make distributions to such Members no later than April 1 following such calendar year in a sufficient amount to cover such taxes if such distributions can reasonably be made without resulting in a breach of the Company’s contractual obligations (any such distributions being referred to herein as “Tax Distributions”). If such Tax Distributions cannot be made in full by said date, the Manager shall cause such Tax Distributions to be made as soon as reasonably possible without resulting in a breach of the Company’s contractual obligations. The amount of Tax Distribution to any Member for any calendar year shall equal the product of the Effective Tax Rate and the Net Taxable Income allocated to such Member for such calendar year. For this purpose:

(a) The “Effective Tax Rate” shall initially be the maximum applicable Federal ordinary income tax rate as reasonably determined by the Manager. If the Company recognizes long-term capital gain in a given year, the Manager shall compute the Tax Distributions for such year by applying the Effective Tax Rate to the ordinary taxable income allocated to the Members and by applying Federal capital gains tax rates, as reasonably determined by the Manager, to the long-term capital gains allocated to the Members.

(b) The “Net Taxable Income” of the Company for a calendar year shall be the aggregate amount of taxable income allocated to the Members on the Company’s Federal income tax return for such year, reduced by the amount of taxable losses allocated to the Members in prior calendar years and not previously offset by taxable income in computing Net Taxable Income in a prior tax year.

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(c) The Manager shall cause the Company to make estimated Tax Distributions to the Members on a quarterly basis, prior to the times that estimated tax payments are payable by the Members, when such Tax Distributions can reasonably be made without detrimentally affecting the Company’s ability to meet its contractual obligations and without otherwise detrimentally affecting the Company’s day-to-day business transactions. If such estimated Tax Distributions are in excess of the amount of Tax Distributions ultimately determined to be due for a calendar year, Tax Distributions for future years shall be reduced by the amount of such excess.

4.6 Tax Withholding. The Manager is authorized to make all income tax withholdings and payments required by the Code or by any applicable state or local law, including but not limited to all applicable foreign investor tax withholding. All sums withheld from any Member for payment to any governmental tax authority (federal, state, local or international) shall be included in the calculation of the amount distributed to said Member in the same manner as if paid directly to the Member.

ARTICLE V

MANAGEMENT AND OPERATION

5.1 Management of the Company by Manager. Subject to the provisions of this Article to the contrary, the business, property and affairs of the Company shall be managed by the Manager. Except for situations in which the approval of the Members is expressly required by this Agreement or as otherwise provided herein, the Manager shall have full, complete and exclusive authority, power, and discretion to manage and control the business, property and affairs of the Company, to make all decisions regarding those matters, and to perform any and all other acts or activities customary or incidental to the management of the Company’s business, property and affairs.

5.2 Agency Authority of Manager. Subject to the provisions of this Article to the contrary, the Manager is authorized to endorse checks, drafts, and other evidences of indebtedness made payable to the order of the Company, but only for the purpose of deposit into the Company’s accounts. All checks, drafts, and other instruments obligating the Company to pay money may be signed by the Manager, and the Manager is authorized to sign contracts and obligations on behalf of the Company.

5.3 Election of Managers.

(a) Number, Term and Qualifications. The Company shall initially have one Manager. The number of Managers of the Company may be changed from time to time by the affirmative vote or written consent of Members holding a Majority Interest, provided that in no instance shall there be less than one Manager. Unless the Manager resigns or is removed, the Manager shall hold office until a successor shall have been elected and qualified. Managers shall be elected by the affirmative vote or written consent of Members holding a Majority Interest. A Manager need not be a Member or an individual.

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(b) Resignation. The Manager may resign at any time by giving written notice to the Members without prejudice to the rights, if any, of the Manager or the Company under any contract to which that Manager is a party. The resignation of any Manager shall take effect upon receipt of that notice or at such later time as shall be specified in the notice; and, unless otherwise specified in the notice, the acceptance of the resignation shall not be necessary to make it effective. The resignation of a Manager who is also a Member shall not affect that Manager’s rights as a Member and shall not constitute a withdrawal of a Member. Any resignation shall be without prejudice to the rights, if any, of the Company under any contract to which the Manager is a party.

(c) Removal. Any or all Managers may be removed, with or without cause, by the affirmative vote or written consent of Members holding a Two-Thirds Interest. To the extent the removal of the Manager is prohibited by a loan encumbering the Company Property, the written consent of the lender shall first be procured. Any removal of the Manager shall be without prejudice to any rights of the Manager or the Company under any contract to which the Manager is a party, or, if the Manager is a Member, to any rights of the Manager as a Member of the Company under this Agreement.

(d) Vacancies. Any vacancy occurring for any reason in the position of Manager may be filled by the affirmative vote or written consent of Members holding a Majority Interest.

5.4 Powers of Manager. Without limiting the generality of Section 5.1, but subject to the express limitations set forth in this Agreement, including but not limited to Section 5.17, the Manager shall have all necessary powers to manage and carry out the purposes, business and affairs of the Company, including, without limitation, the power to exercise on behalf and in the name of the Company all of the powers described in the Act.

5.5 Limitations on Power of Manager/Consent of Two-Thirds Interest. The Manager shall not have authority to cause the Company to take any of the following actions or engage in any of the following transactions without first obtaining the affirmative vote or written consent of Members holding a Two-Thirds Interest:

(a) Dissolve and wind up the Company;

(b) Institute proceedings to adjudicate the Company as bankrupt or consent to the filing of a bankruptcy proceeding against the Company or file a petition or answer or consent seeking reorganization of the Company under the United States Bankruptcy Code or any other similar applicable federal, state or foreign law or consent to the filing of any such petition against the Company or consent to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of the Company or of its property, or make an assignment for the benefit of creditors of the Company, or admit in writing the Company’s inability to pay its debts generally as they become due;

(c) Merge or consolidate the Company with or into another Person (or engage in any other transaction having substantially the same effect);

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(d) Take any action or consummate any other transaction described in this Agreement as requiring the vote, consent, or approval of Members holding a Two-Thirds Interest; or

(e) Take any action or consummate any other transaction which would make it impossible to carry on the ordinary business of the Company;

provided, however, that until such time as HXBM has received total cumulative distributions (excluding any Tax Distributions) that equal its initial Capital Contribution, the Manager shall not have authority to cause the Company to enter into or incur any obligation to pay salary, benefits, or other compensation to Steven Sheiner or his spouse or to Camden or its members or to any Affiliate thereof without first obtaining the express prior written consent of HXBM, and after such time payment of or the incurrence of any obligation to pay any such salary, benefits, or other compensation shall be limited by Section 5.13 of this Agreement; and provided further, that at no time shall the Manager have authority to cause the Company to take any of the following actions or engage in any of the following transactions without first obtaining the express written consent of HXBM:

(a) Incur any indebtedness;

(b) Approve any new Members or issue any new Membership Interests;

(c) Merge or consolidate the Company with or into another Person (or engage in any other transaction having substantially the same effect) or consummate a sale of substantially all of the Company’s assets; or

(d) Dissolve and wind up the Company.

5.6 Members Have No Managerial Authority. The Members shall have no power to participate in the management of the Company except as expressly authorized by this Agreement and except as expressly required by the Act. Unless expressly and duly authorized in writing to do so by the Manager, no Member shall have any power or authority to bind or act on behalf of the Company in any way, to pledge its credit, or to render it liable for any purpose.

5.7 Performance of Duties; Liability of Manager.

(a) The Manager shall perform all managerial duties in good faith, in a manner it reasonably believes to be in the best interests of the Company and its Members, and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances. The Manager shall not have any liability solely by reason of being or having been a Manager of the Company. In performing its duties, the Manager shall be entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, of any attorney, independent accountant, or other licensed person as to matters which the Manager reasonably believes to be within such person’s professional or expert competence, unless the Manager has knowledge concerning the matter in question that would cause such reliance to be unwarranted, and provided that the Manager acts in good faith and after reasonable inquiry when the need therefor is indicated by the circumstances.

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(b) Neither the Manager nor the Company, in any way, guarantees the return of the Members’ Capital Contributions or a profit for the Members from the operations of the Company.

(c) Unless otherwise required by the Act, the Manager shall not be liable to the Company or to any Member for any loss or damage sustained by the Company or any Member, unless the loss or damage shall have been the result of a Manager’s fraud. Any fiduciary duty or obligations imposed upon the Manager pursuant to California Corporations Code Sections 16404(b) and 17153 are hereby waived pursuant to California Corporations Code Section 17005. The Manager shall be obligated to the Company and to each of the Members to act in accordance with the business judgment rule and to exercise due care, good faith and loyalty toward the Company and toward each of the Members. Delaware law shall apply solely to construe the language of this contractual fiduciary duty.

5.8 Devotion of Time. The Manager is not obligated to devote all of its time or business efforts to the affairs of the Company. The Manager shall devote whatever time, effort, and skill as it reasonably deems necessary for the operation of the Company.

5.9 Limited Liability. Except as required under the Act or as expressly set forth in this Agreement, no Member shall be personally liable for any debt, obligation, or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise.

5.10 Admission of Additional Members. The Manager may admit additional Members to the Company only upon the prior written consent of HXBM and Members holding a Two-Thirds Interest. Any additional Members shall obtain Membership Interests and shall participate in Net Profits, Net Losses, and distributions of the Company on such terms as are determined by the Manager and approved by all of the Members. Notwithstanding the foregoing, Substitute Members may only be admitted in accordance with all requirements of this Agreement, and only Members and Substitute Members shall participate in management decisions requiring a vote or approval of the Members.

5.11 Withdrawal of Members. No Member may withdraw from the Company except to the extent required by applicable law. Upon any purported withdrawal in violation of this Section 5.11, the Member shall become an Economic Interest Owner and shall no longer have a right to vote or participate in the management of the business, property and affairs of the Company or to exercise any rights of a Member. Notwithstanding the foregoing, if, in the determination of the Manager, a withdrawal in violation of this Section 5.11 would cause the termination of the Company under the Act or the Code, the purported or attempted withdrawal shall be null and void and the Member shall remain a Member.

5.12 Transactions with the Company. Subject to any limitations set forth in this Agreement and with the prior approval of the Manager, a Member (or an Affiliate of a Member) may lend money to and transact other business with the Company. Subject to other applicable law, such Member (or an Affiliate of a Member) has the same rights and obligations with respect thereto as a Person who is not a Member; provided, however, loans from Members shall bear simple interest at the rate of 10% per annum, unless Members holding a Two-Thirds Interest agree to a different rate of interest. Members shall not be required to make loans to the Company; provided, however, to the extent the Manager determines loans from Members are necessary or desirable, all Members shall be allowed to make loans to the Company pro rata according to the Members’ respective Percentage Interests.

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5.13 Remuneration to Manager and Members. Except as otherwise expressly authorized pursuant to this Agreement, no Member or Manager in their capacity as such is entitled to remuneration for services rendered to the Company except as provided in any applicable Budget. Notwithstanding the Budget, no Member or Manager in his/its capacity as such (or any member or Affiliate thereof, including, without limitation, Steven Sheiner and his spouse) is entitled to remuneration for their services to the Company until such time as HXBM has received total cumulative distributions (excluding any Tax Distributions) that equal its initial Capital Contribution, after which time the Manager in its capacity as such (together with any member or Affiliate thereof, including, without limitation, Steven Sheiner and his spouse) shall be entitled to receive remuneration to the extent set forth in the Budget but not to exceed in the aggregate for any given calendar year 20% of the Company’s annual Net Income for such calendar year, which remuneration may be paid from time to time during such calendar year based on the Manager’s good faith estimate of the Company’s annual Net Income for such calendar year.

5.14 Members are Not Agents. The management of the Company is vested in the Manager. No Member, acting solely in the capacity of a Member, is an agent of the Company, nor can any Member in such capacity bind or execute any instrument on behalf of the Company.

5.15 Voting Rights. Except as expressly provided in this Agreement, Members shall have no voting, approval or consent rights. In all matters in which a vote, approval or consent of the Members holding a Two-Thirds Interest is required, the vote, consent or approval of Members holding a Two-Thirds Interest shall be required to authorize or approve such act. In all other matters in which a vote, approval or consent of the Members is required, except as otherwise expressly provided herein, the vote, consent or approval of Members holding a Majority Interest shall be required to authorize or approve such act.

5.16 Meetings of Members.

(a) Date, Time and Place of Meetings of Members; Secretary. Meetings of Members may be held at such date, time and place as the Manager may fix from time to time. No annual or regular meetings of Members is required. At any Members’ meeting, the Manager shall appoint a person to preside at the meeting and a person to act as secretary of the meeting.

(b) Power to Call Meetings. Unless otherwise prescribed by the Act or by the Articles, meetings of the Members may be called by the Manager, or upon written demand of any Member for the purpose of addressing any matters on which the Members may vote.

(c) Notice of Meeting. The Manager shall give written notice of a meeting of Members to each Member not less than 10 nor more than 60 days before the date of the meeting. The notice shall specify the place, date and hour of the meeting and the general nature of the business to be transacted. No other business may be transacted at this meeting. If the meeting is called upon written demand of a Member, the Manager shall give written notice of the meeting at a time requested by the person calling the meeting, not less than 10 days nor more than 60 days after the receipt of the request. If the notice is not given within 20 days after the receipt of the request, the Members entitled to call the meeting may give the notice.

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(d) Manner of Giving Notice. Notice of any meeting of Members shall be given either personally, by nationally-recognized overnight delivery service, or by facsimile transmission, charges prepaid, addressed to the Member at the address (or the facsimile transmission number) of that Member appearing on the books of the Company or given by the Member to the Company for the purpose of notice. If no address or facsimile transmission number of the Member appears on the books of the Company, notice may be given to the Member at the principal office of the Company. Notice shall be deemed to have been given at the time when delivered or received by facsimile transmission.

(e) Validity of Action. Any action approved at a meeting, other than by approval of Members holding a Two-Thirds Interest, shall be valid only if the general nature of the proposal so approved was stated in the notice of meeting.

(f) Quorum. The presence in person or by proxy of Members holding a Majority Interest shall constitute a quorum at a meeting of Members. The Members present at a duly called or held meeting at which a quorum is present may continue to do business until adjournment, notwithstanding the loss of a quorum, if any action taken after loss of a quorum (other than adjournment) is approved by at least Members holding at least a Majority Interest.

(g) Adjourned Meeting; Notice. Any Members’ meeting, whether or not a quorum is present, may be adjourned from time to time by the vote of the majority of the Membership Interests represented at that meeting, either in person or by proxy, but in the absence of a quorum, no other business may be transacted at that meeting, except as provided in this Article. When any meeting of Members is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place are announced at a meeting at which the adjournment is taken, unless a new record date for the adjourned meeting is subsequently fixed, or unless the adjournment is for more than 45 days from the date set for the original meeting. At any adjourned meeting the Company may transact any business which might have been transacted at the original meeting.

(h) Waiver of Notice or Consent. The actions taken at any meeting of Members however called and noticed, and wherever held, have the same validity as if taken at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy, and if, either before or after the meeting, each of the Members entitled to vote, who was not present in person or by proxy, signs a written waiver of notice or consents to the holding of the meeting or approves the minutes of the meeting. Attendance of a person at a meeting shall constitute a waiver of notice of that meeting, except when the person objects, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened, and except that attendance at a meeting is not a waiver of any right to object to the consideration of matters not included in the notice of the meeting if that objection is expressly made at the meeting. Neither the business to be transacted nor the purpose of any meeting of Members need be specified in any written waiver of notice.

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(i) Action by Written Consent Without a Meeting. Subject to Section 5.5, any action that may be taken at a meeting of Members may be taken without a meeting, if a consent in writing setting forth the action so taken is signed and delivered to the Manager by Members having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all Members entitled to vote on that action at a meeting were present and voted. Any Member giving a written consent, or the Member’s proxy holders, may revoke the consent by a writing received by the Manager before written consents of the number of votes required to authorize the proposed action have been filed. Unless the consents of all Members entitled to vote have been solicited in writing, (i) notice of any Member approval (by less than unanimous written consent) of an amendment to the Articles or this Agreement, a dissolution of the Company, a merger of the Company or a sale of substantially all of the Company’s assets, without a meeting shall be given at least 10 days before the consummation of the action authorized by such approval, and (ii) prompt notice shall be given of the taking of any other action approved by Members without a meeting, if approved by less than unanimous written consent, to those Members entitled to vote who have not consented in writing. Notwithstanding anything to the contrary contained herein, a written consent must be signed by Members holding a Two-Thirds Interest if consent of Members holding a Two-Thirds Interest is required by any applicable provision of this Agreement for the action thus taken.

(j) Telephonic Participation by Member at Meetings. Members may participate in any Members’ meeting through the use of any means of conference telephones or similar communications equipment as long as all Members participating can hear one another. A Member so participating is deemed to be present in person at the meeting.

(k) Proxies. Every Member entitled to vote for the Manager or on any other matter shall have the right to do so either in person or by one or more agents authorized by a written proxy signed by the person and filed with the Manager. A proxy shall be deemed signed if the Member’s name is placed on the proxy (whether by manual signature, typewriting, telegraphic transmission, electronic transmission or otherwise) by the Member or the Member’s attorney in fact. A validly executed proxy which does not state that it is irrevocable shall continue in full force and effect unless (i) revoked by the person executing it, before the vote pursuant to that proxy, by a writing delivered to the Company stating that the proxy is revoked, or by a subsequent proxy executed by, or attendance at the meeting and voting in person by, the person executing the proxy; or (ii) written notice of the death or incapacity of the maker of that proxy is received by the Company before the vote pursuant to that proxy is counted; provided, however, that no proxy shall be valid after the expiration of 11 months from the date of the proxy, unless otherwise provided in the proxy. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of the Act. Notwithstanding the foregoing, a Member who is initially present at a meeting in person or by telephone may give an oral proxy to another person at the meeting in the presence of the other Members present, which proxy shall be deemed revoked at the conclusion of the meeting, as it may be continued from time to time.

5.17 Product Oversight Committee. Effective as of the date of this Agreement, the Company shall establish an Oversight Committee (the “Committee”) comprised of two (2) designees of HXBM (the “HXBM Designees”), initially Jack Clifford and Robin Carmichael, and one (1) designee of Camden (the “Camden Designee”), initially Steven Sheiner. In the event of any resignation or removal of any of the HXBM or Camden Designees by HXBM or Camden, respectively, HXBM or Camden (or their assignees or successors-in-interest) shall have the right to designate a replacement HXBM or Camden Designee, as the case may be. The Committee shall be responsible for:

(i) Reviewing the Company’s media plan and timelines for product rollout;

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(ii) Reviewing and approving the Company’s collateral marketing materials and packaging changes;

(iii) Reviewing and agreeing upon product messaging and positioning;

(iv) Reviewing the Company’s product manufacturing timelines and rolling forecasts; and

(v) Reviewing any new product categories that might be introduced (i.e., adding complementary products as upsells).

For all items requiring review, approval, or agreement by the Committee, approval and agreement shall not be unreasonably withheld. The Committee shall have a maximum of five (5) business days to complete its review and approval process of any given item. If the Committee has not given its response to the Company within such period, then the Committee shall be deemed to have given its approval and agreement. The dispute resolution procedures set forth in Section 13.12 shall apply in the event of any disagreement with respect to the Committee’s approval or disapproval of any given item.

ARTICLE VI

INFORMATION, INTELLECTUAL PROPERTY, AND TRADE SECRETS

6.1 Access to Books of Account. Subject to compliance with Section 6.2, each Member shall have the right to (i) audit, examine and make copies of the books of account of the Company, (ii) visit the facilities of the Company and (iii) discuss the affairs of the Company with its officers, employees, attorneys, accountants, customers and suppliers. Such right may be exercised through any agent or employee of such Member designated by it, him or her or by independent certified public accountants or counsel designated by such Member. Each Member shall bear all expenses and out-of-pocket costs and expenses incurred in any examination made for such Member’s account.

6.2 Trade Secrets. The Members acknowledge that, from time to time, they may receive information from or regarding the Company in the nature of trade secrets or that otherwise is confidential, the release of which is reasonably likely to be materially damaging to the Company or Persons with which it does business (“Confidential Information”). All recipes, cooking methods, techniques, names of customers, and names of suppliers are Confidential Information of the Company. Each Member shall hold in strict confidence and not use (except for matters involving the Company) any Confidential Information such Member receives regarding the Company and may not disclose it to any Person other than another Member, except for disclosures (a) compelled by law (but the Member must notify the Manager promptly of any request for that information, before disclosing it if practicable), (b) to advisors or representatives of the Member or Persons to which that Member’s Membership Interest may be Disposed as permitted by this Agreement, but only if the recipients have agreed to be bound by the provisions of this Section 6.2, or (c) of information that Member also has received from a source independent of the Company that the Member reasonably believes obtained that information without breach of any obligation of confidentiality. The Members acknowledge that breach of the provisions of this Section 6.2 may cause irreparable injury to the Company for which monetary damages are inadequate, difficult to compute, or both. Accordingly, the Members agree that the provisions of this Section 6.2 may be enforced by specific performance.

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6.3 Intellectual Property. All logos, slogans, product names, brand names, trade dresses, trademarks, websites, advertisements, mottos, and designs invented, authored or developed by any Member for use by the Company shall be Company Property, except as otherwise agreed by such Member and the Company A. No Member shall submit an application for trademarks, patents, or copyright registration of any of the foregoing except with the Manager’s consent, and all such applications shall state that the intellectual property was created by the Member as an agent of the Company, such that the Company shall be the sole owner of all such intellectual property rights. No intellectual property of the Company shall be transferred, conveyed or assigned except upon a vote of the Members holding a Two-Thirds Interest with the Manager’s consent. The Members acknowledge that breach of the provisions of this Section 6.3 may cause irreparable injury to the Company for which monetary damages are inadequate, difficult to compute, or both. Accordingly, the Members agree that the provisions of this Section 6.3 may be enforced by specific performance.

ARTICLE VII

TAXES

7.1 Tax Returns. The Manager of the Company shall, subject to the direction of the Members, cause to be prepared and filed all necessary federal and state income tax returns for the Company. Each Member shall furnish to the Company all pertinent information in its possession relating to Company operations that is necessary to enable the Company’s income tax returns to be prepared and filed.

7.2 Tax Elections. The Company shall be treated as a partnership for federal and applicable state income tax purposes and the Manager shall have no authority to elect to treat the Company as a corporation without the consent of all Members. However, in the event that the Company again becomes a one-member limited liability company, through the exercise of the purchase or repurchase option pursuant to Section 9.9 of this Agreement or otherwise, then the Company shall again be treated as a one-member limited liability company for tax purposes without need for any amendment to this Agreement. The Company shall make the following elections on the appropriate tax returns:

(a) to adopt the calendar year or other period as the Company’s fiscal year;

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(b) to adopt the accrual method of accounting and to keep the Company’s books and records based on that method;

(c) to elect to amortize the organizational expenses of the Company under Section 709(b) of the Code ratably over the shortest period permitted by applicable law;

(d) the election under Section 754 of the Code; and

(e) any other election as determined by the Manager in its reasonable discretion consistent with the terms and conditions of this Agreement.

7.3 Tax Matters Partner. The Manager shall be the “tax matters member” of the Company pursuant to Section 6231(a)(7) of the Code.

ARTICLE VIII

BOOKS, RECORDS, REPORTS AND BANK ACCOUNTS

8.1 Maintenance of Books. The books of account for the Company shall be maintained in accordance with sound business practices and with U.S. generally accepted accounting principles (“GAAP”) consistently applied and the terms of this Agreement, except that the Capital Accounts of the Members shall be maintained in accordance with Article IV. The accounting year of the Company shall end on December 31 of each year.

8.2 Reports. The officers of the Company shall cause to be prepared or delivered such reports as the Manager shall deem appropriate. The Company shall bear the costs of all these reports.

8.3 Accounts. The Company shall establish and maintain one or more separate bank and investment accounts and arrangements for Company funds in the Company name with financial institutions and firms that the Manager determines. The Company’s funds shall not be commingled with the funds of the Manager or any Member.

8.4. Financial Statements.

(a) Annual Statements. As soon as practicable following the end of each fiscal year, but in any event within 40 calendar days after the end of the fiscal year, the Company shall prepare and deliver to each Member an audited balance sheet of the Company as at the end of such fiscal year, and audited statements of income (loss) and cash flows of the Company for such fiscal year, prepared in accordance with GAAP and accompanied by the accountants’ report thereon.

(b) Other Information. At the request of any Member, the Company shall prepare and deliver to each Member, as soon as practicable following such request, any additional financial information and statements as such Member shall from time to time reasonably request.

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ARTICLE IX

DISPOSITIONS OF INTERESTS

9.1 Restrictions on Transfer of Interests. No Member may transfer, assign, convey, sell, exchange, encumber or in any way alienate (hereinafter in this Article IX “transfer”) all or any portion of such Member’s Membership Interest, whether now owned or later acquired, except pursuant to the provisions of this Article IX. After the consummation of any transfer, the Membership Interest so transferred shall continue to be subject to the terms and provisions of this Agreement. Any further transfer of the Membership Interest must comply with the terms and provisions of this Agreement, and any transferee of the Membership Interest shall take subject to the restrictions on transfer imposed by Section 5.10 and Article IX of this Agreement.

9.2 Further Restrictions on Transfer of Interests. In no event may any Member transfer all or any portion of such Member’s Membership Interest (i) without compliance with all requirements of this Agreement, (ii) if the Membership Interest to be transferred, when added to all other Membership Interests transferred in the 12 calendar months prior thereto, would cause a dissolution of the Company under the Code, or (iii) if the transfer is prohibited by the terms of any loan encumbering Company Property.

9.3 Permitted Transfers. Notwithstanding other restrictions set forth in this Article IX, with the consent of the Manager, which consent shall not be unreasonably withheld, conditioned or delayed, but subject to the restrictions imposed by Section 9.2, (i) a Member who is a natural person may transfer all or any portion of his or her Membership Interest to a revocable trust, limited partnership, limited liability company or other entity created for the benefit of the Member, or for the benefit of the Member and the Member’s spouse and/or issue, provided that the Member retains a beneficial interest in and control of the entity, and (ii) any Member may transfer all or any portion of such Member’s Membership Interest to an Affiliate in which the Member retains a beneficial interest and which is controlled by the Member. The failure to retain a beneficial interest in and control of any such entity, because of death or otherwise, shall be deemed a further transfer, which must comply with the provisions of this Article IX.

9.4 Limitations on Transfers to Legal Representatives and Others. Upon (a) the appointment of an executor, administrator, guardian, conservator, or other legal representative for an individual Member, (b) the dissolution or termination of a Member which is a corporation, limited liability company, trust, or other entity, (c) the filing of an application by a Member for, or a Member’s consent to, the appointment of a trustee, receiver, or custodian of the Member’s assets, (d) the entry of an order for relief with respect to a Member in proceedings under the United States Bankruptcy Code, (e) the making by a Member of a general assignment for the benefit of creditors, (f) the entry of an order, judgment, or decree by any court of competent jurisdiction appointing a trustee, receiver, or custodian of the assets of a Member, (g) the involuntary transfer of a Membership Interest to a creditor of a Member by attachment, execution of judgment or similar legal proceeding, or (h) the entry of an order, judgment or decree in a marital dissolution proceeding transferring, confirming or awarding all or any portion of a Member’s Membership Interest to a spouse who is not already a Member, neither the Member, nor the Member’s legal representative, nor any transferee of the Member on account thereof, shall have the right to vote or participate in the management of the business, property or affairs of the Company or to exercise any rights of a Member, and the Member, legal representative or transferee shall become an Economic Interest Owner and thereafter shall only receive the share of the Company’s Net Profits, Net Losses and distributions of the Company’s assets to which the Member would otherwise have been entitled.

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9.5 Option to Purchase. Except as provided in Section 9.9 below (which shall control in preference for this Section 9.5 whenever Section 9.9 shall be applicable), on the happening of any of the following events (each a “triggering event”), the Members, followed by the Company as to any Membership Interest not purchased by the Members, shall have the option to purchase the Membership Interest of the Member affected by the triggering event (the “Subject Member”): (a) the death of an individual Member; (b) the termination of employment of an individual Member who is an employee of the Company; or (c) the events described in Section 9.4(a) through (h).

(a) Exercise of Option. Within 90 days after the Manager and other Members have received actual notice of the triggering event (the “Exercise Date”), each Member other than the Subject Member shall give written notice to the Manager and the Subject Member, or the Subject Member’s legal representative or transferee, that such Member elects to purchase all or a portion of the Subject Membership Interest. The maximum percentage of the Subject Membership Interest that a Member may purchase shall be the Member’s pro rata share calculated from the Member’s Percentage Interest except as otherwise set forth in this paragraph. The failure of any Member to submit a notice on or before the Exercise Date shall constitute an election on the part of that Member not to purchase any of the Subject Membership Interest. In the event any Member elects to purchase less than all of the Member’s pro rata share of the Subject Membership Interest, then the other Members may elect to purchase more than their pro rata shares. If the Members fail to purchase the entirety of the Subject Membership Interest, the Company may, but shall not be required to, purchase any remaining portion of the Subject Membership Interest.

(b) Option Price. The purchase price of the Subject Membership Interest shall be the “fair market value” of the Subject Membership Interest. The “fair market value” means the cash price that a willing buyer would pay to a willing seller when neither is acting under compulsion and when both have reasonable knowledge of the relevant facts as of the date of the triggering event. The selling and purchasing parties shall first use commercially reasonable efforts to mutually agree upon the fair market value. If the parties are unable to agree on the fair market value within 30 days after the Exercise Date, the fair market value shall be determined pursuant to the mediation and arbitration provisions of this Agreement.

(c) Close of Purchase. The fair market value of the Subject Membership Interest as determined pursuant to Section 9.5(b) above shall be paid in cash at such time as the parties agree, or otherwise within 90 days following the entry of a final judgment confirming an arbitration award.

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9.6 Right of First Refusal. Except as provided in Section 9.9 below (which shall control in preference for this Section 9.6 whenever Section 9.9 shall be applicable), each time a Member proposes to voluntarily or gratuitously transfer all or any portion of such Member’s Membership Interest, the Members, pro-rata, followed by the Company, shall have a right of first refusal to purchase the Membership Interest (the “Subject Membership Interest”) of the transferring Member (the “Transferring Member”) in accordance with the following provisions:

(a) Notice of Intended Transfer. The Transferring Member shall first offer the Subject Membership Interest to the other Members and the Company by delivering to the other Members and the Company a written notice (the “Right of First Refusal Notice”) stating (i) the Transferring Member’s bona fide intention to transfer the Subject Membership Interest, (ii) the name and address of the proposed transferee, (iii) the Membership Interest to be transferred (again, the “Subject Membership Interest”), and (iv) the purchase price and terms of payment for which the Transferring Member proposes to transfer the Subject Membership Interest.

(b) Election to Purchase. Within 30 days after receipt of the Right of First Refusal Notice (the “Exercise Date”), each Member other than the Subject Member shall give written notice to the Manager and the Subject Member that such Member elects to purchase all or a portion of the Subject Membership Interest. The maximum percentage of the Subject Membership Interest that a Member may purchase shall be the Member’s pro rata share calculated from the Member’s Percentage Interest except as otherwise set forth in this paragraph. The failure of any Member to submit a notice on or before the Exercise Date shall constitute an election on the part of that Member not to purchase any of Subject Membership Interest. In the event any Member elects to purchase less than all of the Member’s pro rata share of the Subject Membership Interest, then the other Members may elect to purchase more than their pro rata shares. If the Members fail to purchase the entirety of the Subject Membership Interest, the Company may, but shall not be required to, purchase any remaining portion of the Subject Membership Interest.

(c) Purchase Price. The purchase of the Subject Membership Interest shall be upon the price and terms of payment specified in the Right of First Refusal Notice; provided, however, if the Right of First Refusal Notice provides for the payment of non-cash consideration, the purchasing party or parties may elect to pay the consideration in cash equal to the fair market value of the non-cash consideration as of the Exercise Date. The selling and purchasing parties shall first use commercially reasonable efforts to mutually agree upon the fair market value of the non-cash consideration. If the parties are unable to agree on the fair market value of the non-cash consideration within 30 days after the Exercise Date, the fair market value shall be determined pursuant to the mediation and arbitration provisions of this Agreement. Regardless of the terms of the Right of First Refusal Notice, in no event shall the purchase price be payable prior to the later of 90 days after the date of the Right of First Refusal Notice or 90 days following the entry of a final judgment confirming an arbitration award as to the fair market value of the non-cash consideration.

(d) Transfer if Option Not Exercised. If the Members, and/or the Company elect not to purchase all of the Subject Membership Interest, then the Transferring Member may transfer the Subject Membership Interest, or that portion not purchased, as the case may be, to the proposed transferee, providing such transfer (i) is completed within 180 days after the date of the Right of First Refusal Notice, (ii) is made on terms no less favorable to the Transferring Member than as designated in the Right of First Refusal Notice, and (iii) all requirements Section 9.7 of this Agreement are satisfied by the purchaser. If the Subject Membership Interest is not so transferred, the Transferring Member must give a Right of First Refusal Notice in accordance with this Section prior to any other or subsequent transfer of the Subject Membership Interest.

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9.7 Substitution of Members. A transferee of a Membership Interest shall have the right to become a Substitute Member only if (i) the requirements of this Article IX and applicable securities and tax laws are met, (ii) such Person executes an instrument satisfactory to the Manager accepting and adopting the terms and provisions of this Agreement, and (iii) such Person pays any reasonable expenses in connection with admission as a new Member. The admission of a Substitute Member shall not result in the release of the Member who transferred the Membership Interest from any liability that such Member may have to the Company. If the requirements of this Section 9.7 are not met, then the transferee of a Membership Interest shall be only an Economic Interest Owner and not a Member.

9.8 Transfers in Violation of Agreement. Upon any transfer of a Membership Interest in violation of this Article IX, the transferee shall have no right to vote or participate in the management of the business, property or affairs of the Company or to exercise any rights of a Member. Such transferee shall only be entitled to become an Economic Interest Owner and thereafter shall only receive the share of the Company’s Net Profits, Net Losses and distributions of the Company’s assets to which the Member would otherwise have been entitled. Notwithstanding the foregoing, if, in the determination of the Manager, the transfer would violate any provision of Section 9.2, the transfer shall be null and void and the purported transferee shall become neither a Member nor an Economic Interest Owner.

9.9 HXBM’s Option to Purchase/Camden’s Option to Repurchase.

(a) HXBM’s Purchase Option. At any time (i) after the second anniversary but prior to the fifth anniversary of the date of this Agreement; (ii) upon the resignation or termination of Steven Sheiner’s employment by the Company for any reason; (iii) upon a merger or consolidation of Camden with or into another Person or transfer of a majority-in-interest of Camden (or any other transaction having substantially the same effect) or a sale of substantially all of Camden’s assets; or (iv) in the event proceedings are instituted to adjudicate Camden as bankrupt or Camden consents to the filing of a bankruptcy proceeding against it or files a petition or answer or consent seeking reorganization under the United States Bankruptcy Code or any other similar applicable federal, state or foreign law or consents to the filing of any such petition against it or consents to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of Camden or of its property, or makes an assignment for the benefit of its creditors, or admits in writing its inability to pay its debts generally as they become due, HXBM shall thereupon have the right to purchase from Camden all of Camden’s Membership Interest for an aggregate purchase price payable in immediately available funds equal to Camden’s Percentage Interest in the Company multiplied by the Company Valuation. For purposes of this Section 9, the “Company Valuation” shall equal ***.

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(b) Camden’s Repurchase Option. In the event that HXBM does not exercise its purchase option described in Section 9.9(a), or at any time before HXBM exercises its purchase option (i) upon a merger or consolidation of HXBM with or into another Person (or any other transaction having substantially the same effect) or a sale of substantially all of HXBM’s assets; or (ii) in the event proceedings are instituted to adjudicate HXBM as bankrupt or HXBM consents to the filing of a bankruptcy proceeding against it or files a petition or answer or consent seeking reorganization under the United States Bankruptcy Code or any other similar applicable federal, state or foreign law or consents to the filing of any such petition against it or consents to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of HXBM or of its property, or makes an assignment for the benefit of its creditors, or admits in writing its inability to pay its debts generally as they become due, Camden shall thereupon have the right to repurchase from HXBM all of HXBM’s Membership Interest for an aggregate purchase price payable in immediately available funds equal to HXBM’s Percentage Interest in the Company multiplied by the Company Valuation.

(c) Closing of Option Exercise. The purchase price payable by HXBM or Camden pursuant to Section 9.9(a) or (b), respectively, shall be paid in cash at such time as the parties agree, or otherwise within 90 days following receipt by the other party of a written exercise notice delivered in connection therewith.

(d) Membership and Manager Approval. In the event of the exercise by HXBM or Camden of its purchase option or repurchase option pursuant to Section 9.9(a) or (b), respectively, all Members and the Manager shall be deemed to have approved the resulting Membership Interest transfer such that the transferee’s Membership Interest shall increase by the amount of transferor’s Membership Interest for all purposes hereunder including but not limited to voting rights and distribution of profits.

ARTICLE X

DISSOLUTION, LIQUIDATION, AND TERMINATION

10.1 Dissolution. The Company shall dissolve and its business and affairs shall be wound up on the first to occur of the following:

(a) subject to the provisions of Section 5.5, upon a vote of the Members holding a Two-Thirds Interest required pursuant to Section 5.5 of this Agreement; or

(b) any event causing dissolution of a limited liability company as described in the Act.

10.2 Liquidation and Termination. On dissolution of the Company, the Manager shall act as liquidator or may appoint one or more other Persons as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided in this Agreement within the time required by Treasury Regulations Section 1.704-1(b)(2)(ii)(b)(2) (or any successor thereto) if applicable. The costs of liquidation shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Manager. The steps to be accomplished by the liquidator are as follows:

(a) As promptly as practicable after dissolution, and again after final liquidation, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities, and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

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(b) The liquidator shall pay from Company funds all of the debts and liabilities of the Company (including, without limitation, all expenses incurred in liquidation) or otherwise make adequate provision for them (including, without limitation, the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine);

(c) The liquidator shall sell all Company Property; and

(d) All liquidation proceeds and any other remaining assets of the Company shall be distributed to the Members and Economic Interest Holders as follows: (i) first, 100% of such proceeds shall be paid to HXBM until such time as HXBM has received total cumulative distributions (comprising both ordinary and liquidating distributions, but excluding any Tax Distributions) that equal the aggregate of HXBM’s initial and any additional Capital Contributions; (ii) second, to the extent of the positive balance of each Member’s or Economic Interest Holder’s Capital Account, as determined after taking into account all Capital Account adjustments, including, but not limited to, adjustments in connection with the liquidation, until each such Capital Account is reduced to zero, and then (iii) the remainder, if any, in accordance with the Percentage Interest of each Member or Economic Interest Holder, as applicable.

10.3 Termination. On completion of the distribution of Company Property as provided in this Agreement, the Company is terminated, and the Manager (or such other Person or Persons as the Act may require or permit) shall cause the cancellation of the Articles and any filings made as provided in Section 2.5 and shall take such other actions as may be necessary to terminate the Company.

10.4 Deficit Capital Accounts. Notwithstanding anything to the contrary in this Agreement, upon a liquidation within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations, if any Member or Economic Interest Holder has a negative Capital Account balance (after giving effect to all Capital Account adjustments for all taxable years, including the year during which such liquidation occurs), such Member or Economic Interest Holder shall have no obligation to make any Capital Contribution to the Company, and the negative balance of such Member’s or Economic Interest Holder’s Capital Account shall not be considered a debt owed by such Member or Economic Interest Holder to the Company or to any other person for any purpose whatsoever.

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ARTICLE XI

REPRESENTATIONS AND WARRANTIES

11.1 Each Member hereby represents and warrants to each other Member and to the Company as follows:

(a) Such Member has all requisite power, and if such Member is an individual, such member is at least 21 years of age and legally competent, to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereunder; the consummation by such Member of the transactions contemplated hereunder will not result in a breach or a violation of, or a default under, any agreement or instrument by which such Member or any of such Member’s properties is bound or any statute, rule, regulation, order or other law to which such Member is subject, nor require the obtaining of any consent, approval, permit or license from or filing with, any governmental authority or other person by such Member in connection with the execution, delivery and performance by such Member of this Agreement; and this Agreement constitutes (assuming its due authorization and execution by the other Members) such Member’s legal, valid and binding obligation and is enforceable against such Member in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and except to the extent that equitable remedies, such as injunctive relief or specific performance are within the discretion of courts of competent jurisdiction. If such Member is a corporation, all corporate and other proceedings required to be taken by such Member to authorize the execution, delivery and performance of this Agreement have been taken.

(b) Such Member is acquiring such Member’s Membership Interest for investment solely for such Member’s own account and not for distribution, transfer or sale to others in connection with any distribution or public offering in violation of federal or state securities laws.

(c) Such Member is financially able to bear the economic risk of an investment in the Company and has no need for liquidity in this investment.

(d) Such Member has such knowledge, experience and skill in financial and business matters in general and with respect to investments of a nature similar to an investment in the Company so as to be capable of evaluating the merits and risks of, and making an informed business decision with regard to, this investment.

(e) Such Member (i) has received all information that such Member deems necessary to make an informed investment decision with respect to an investment in the Company and (ii) has had the unrestricted opportunity to make such investigation as such Member desires pertaining to the Company and an investment therein and to verify any information furnished to such Member.

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(f) Such Member understands that such Member must bear the economic risk of an investment in the Company for an indefinite period of time because (i) the Membership Interests have not been registered under the Securities Act or applicable state securities laws and (ii) the Membership Interests may not be sold, transferred, pledged or otherwise disposed of except in accordance with this Agreement and then only if they are subsequently registered in accordance with the provisions of the Securities Act and applicable state securities laws or registration under the Securities Act and any applicable state securities laws is not required.

(g) Such Member understands that the Company is not obligated to register the Membership Interests for resale under the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws and that the Company is not obligated to supply such Member with information or assistance in complying with any exemption under the Securities Act or any applicable state securities laws.

(h) Such Member, if it is a corporation or limited liability company, is duly organized and validly existing under the laws of its jurisdiction of organization and has all power and authority necessary to carry on its business as it is now being conducted.

ARTICLE XII

EVENTS OF DEFAULT; CONSEQUENCES AND REMEDIES

12.1 Events of Default. An “Event of Default” means, with respect to any Member, the occurrence of any of the following:

(a) the Disposition of all or any portion of such Member’s Membership Interest except as permitted by this Agreement; provided, however, that no Event of Default shall be considered to have occurred for 30 days following the involuntary encumbrance of all or any part of such Membership Interest if during such 30-day period such Member removes any such encumbrance, including, but not limited to, by effecting the posting of a bond to prevent foreclosure where necessary;

(b) the failure by any Member to comply with the provisions of Article III; or

(c) the failure by such Member to perform any other obligation to be performed by such Member hereunder, or the violation by such Member of any other term or condition hereof, which failure or violation continues for 15 business days after written notice thereof from the Company or any other Member; provided, however, that with respect to any failure or violation under this Section 12.1(c) which is not a failure to pay money, if (i) such failure does not constitute, and has not resulted from, the willful misconduct of such Member or any of its Affiliates, (ii) such failure or violation is curable but is of such a nature that it cannot reasonably be cured within such 15 business day period, and (iii) such Member in good faith begins efforts to cure such failure or violation within such 15 business day period and continues diligently to do so, such Member shall have a reasonable additional period thereafter, not to exceed 30 business days, to effect the cure.

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12.2 General Consequences. Upon the occurrence and during the continuance of an Event of Default with respect to a Member (the “Breaching Member”), such Breaching Member shall forfeit all rights to vote or consent to any action required or permitted to be taken by Members (whether by law or otherwise) until such time as such Event of Default is cured in full or waived by the non-Breaching Members, and no other Event of Default with respect to such Breaching Member has occurred and is continuing. In all other respects, a Breaching Member shall continue to have all of the rights and obligations of the non-Breaching Member under this Agreement and applicable law except to the extent otherwise provided by Section 3.4(f) of this Agreement.

12.3 Other Remedies. Notwithstanding any provision of this Agreement and in addition to any other remedy provided for herein (including but not limited to the remedies allowed under Section 3.4(f) of this Agreement), upon the occurrence of an Event of Default with respect to a Breaching Member, then the Company and the non-Breaching Members shall be entitled to seek any remedy available at law or inequity, including monetary damages or injunctive relief, except that (a) neither the Company nor any non-Breaching Member shall be entitled to recover any business losses, consequential damages or punitive damages from any Breaching Member, and (b) if the Event of Default is a failure to make a required Capital Contribution, Section 3.4(f) shall apply.

ARTICLE XIII

GENERAL PROVISIONS

13.1 Offset. Whenever the Company is to pay any sum to any Member, any amounts that Member owes the Company may be deducted from that sum before payment.

13.2 Notices. All notices or other communications required or permitted to be given under this Agreement shall be sufficiently given if in writing and personally delivered, mailed by prepaid registered or certified mail, return receipt requested, sent by nationally recognized overnight courier service (with proof of delivery) or sent by facsimile transmission. Notices and other communications shall be effective upon receipt by the Person to be notified. The address for notices and other communications to a Member is the address given for that Member on the signature pages hereof or such other address as that Member may specify by notice to the other Members and the Company. Any notice or other communication to the Company must be given to the Company at the address set forth on the signature pages hereof or such other address as the Company may specify by notice to the Members.

13.3 Entire Agreement. This Agreement sets forth the entire understanding and agreement of the Members relating to the Company and supersedes and replaces any prior understanding, agreement or statement (written or oral) of intent with respect to the Company, including, without limitation, the Original Agreement and that certain Memorandum of Understanding by and among the Company, HXBM and Camden dated April 9, 2010. When any new Member signs any document accepting the terms and provisions of this Agreement, then this Agreement shall likewise set forth the entire understanding and agreement of the Members including said new Member relating to the Company, and this Agreement shall supersede and replace any prior understanding, agreement or statement (written or oral) of intent with respect to the Company and said new Member.

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13.4 Effect of Waiver or Consent. A waiver or consent, express or implied to or of any breach or default by any Person in the performance by that Person of its, his or her obligations hereunder is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person hereunder. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default hereunder, irrespective of how long that failure continues, does not constitute a waiver by that Person of its his or her rights with respect to that default until the applicable statute-of limitations period has run.

13.5 Amendment or Modification. This Agreement, the Articles, and other organizational documents of the Company may be amended or modified from time to time only by a written instrument executed by all of the Members.

13.6 Binding Effect. Subject to the restrictions on Dispositions set forth in this Agreement, this Agreement is binding on and inures to the benefit of the Members and their respective heirs, legal representatives, successors, and assigns.

13.7 Remedies Cumulative. No remedy herein conferred upon any party is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. No single or partial exercise by any party of any right, power or remedy hereunder shall preclude any other or further exercise thereof.

13.8 Governing Law; Severability. EXCEPT AS OTHERWISE PROVIDED HEREIN, THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF CALIFORNIA WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF CALIFORNIA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF CALIFORNIA. In the event anyone or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in .any way be affected or impaired thereby.

13.9 Further Assurances. In connection with this Agreement and the transactions contemplated by it, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

13.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.

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13.11 Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including, without limitation, any creditor of either the Company or any Member. No such third party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability, or obligation (or otherwise) against the Company or any Member.

13.12 Mediation and Arbitration.

(a) Urgent Matters. If an impasse is reached among the Members so that a decision cannot be obtained by the requisite vote for any decision which a Member or Manager believes in good faith must be made within 90 days in the best interest of the Company; if a Member, Manager, former Member, or former Manager, believes in good faith that its rights under this Agreement will suffer irreparable harm if an order cannot be obtained within 90 days; or if a Member or Manager believes in good faith that the Company’s best interest requires an order of the Court reforming this Agreement or authorizing action within 90 days; then the Company, Member, Manager, former Member, or former Manager may file a civil action in the Superior Court of San Diego County, California, against the Company, any Member, the Manager, any former Member, or any former Manager seeking a restraining order, preliminary injunction, or any other remedy available under California law. If such an action is filed, then the Court shall have authority to issue any order on ex parte application or motion upon good cause shown why the matter should not await resolution in the course of an arbitration hearing under the provisions of this Agreement. Filing such a civil action shall not be deemed a waiver of the right to resolve disputes by binding arbitration pursuant to this Agreement. The parties to any such action (including the plaintiff or plaintiffs in the civil action) may file a motion to compel arbitration of the dispute at any time within 6 months after any such civil action is filed. If permitted by the Court, the parties to any such action shall proceed with civil discovery for up to 6 months after such civil action is filed, whether or not an arbitration proceeding is also pending related to the matter in issue in the civil action, so as to enable the parties to obtain discovery from non-parties to the arbitration through the civil subpoena process for a limited time without waiving their right to arbitration.

(b) Negotiated Resolution. If any dispute (“Dispute”) arises (i) out of or relating to, this Agreement or any alleged breach of this Agreement, or (ii) with respect to any of the transactions or events contemplated by this Agreement, the party desiring to resolve such Dispute shall deliver a notice of the dispute (“Dispute Notice”) to the other parties to such Dispute. If any party delivers a Dispute Notice pursuant to this Section, the parties involved in the Dispute shall make a good faith effort to meet or confer by phone at least twice within the thirty (30) day period commencing with the date of the Dispute Notice and in good faith shall attempt to resolve such Dispute.

(c) Mediation. If any Dispute is not resolved or settled by the parties as a result of negotiation pursuant to Section 13.12(b) above, the parties shall submit the Dispute to non-binding mediation before a retired judge of a U.S. District Court or California Superior, Appellate or Supreme Court, or some similarly qualified, mutually agreeable individual. The parties shall bear the costs of such mediation equally. Said mediation shall be completed within 60 days after the Dispute Notice, except that the parties may agree to extend the time for completion of said mediation by written or oral agreement confirmed in writing or confirmed by electronic transmission (e-mail).

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(d) Arbitration. Without regard to any mediation or lack thereof, any party with an interest in the subject matter of the Dispute may file a demand for arbitration at any time before the date on which the dispute is barred by the applicable statute of limitations.

(i) The parties shall make a good faith effort to bring the Dispute to an arbitration hearing as expeditiously as possible, taking into consideration the subject matter of the dispute, the dollar amount in issue, and the amount of discovery that may be reasonably necessary to a resolution of the dispute. However, unless the urgency of the matter in dispute requires an expedited decision, the arbitration hearing shall be held no sooner than the later of (a) 60 days after the Dispute Notice or (b) seven calendar days after completion of the mediation if the parties have agreed to a mediation date later than 60 days after the Dispute Notice.

(ii) The Dispute shall be resolved by binding arbitration conducted in San Diego, California (or such other location as the parties to the Dispute may unanimously agree) in accordance with the rules and procedures of Judicial Arbitration and Mediation Services (“JAMS”) then in effect with respect to commercial disputes. In the event that JAMS ceases to do business in the County of San Diego, such that JAMS is no longer available to manage the arbitration; and in the event that JAMS ceases to have rules applicable to commercial disputes, then the demand for arbitration shall be filed with the American Arbitration Association (“AAA”) and AAA rules applicable to commercial arbitrations shall apply, with the provision that the arbitrator must be a retired judge of a U.S. District Court or California Superior, Appellate or Supreme Court, or some similarly qualified arbitrator, and that the arbitrator need not be on the AAA panel of arbitrators to be selected or appointed as arbitrator.

(iii) The arbitration shall be an impartial arbitrator with no conflicts of interest. In the event the parties cannot agree to the appointment of an arbitrator, an arbitrator shall be appointed in accordance with Section 1281.6 of the California Code of Civil Procedure (or any such similar or successor statute that may exist at the time of the court order appointing an arbitrator). The arbitrator thus appointed by the court shall be an arbitrator provided through JAMS. In the event that a JAMS arbitrator is not available, then the Court appointed arbitrator shall be a retired judge of a U.S. District Court or California Superior, Appellate or Supreme Court, or some similarly qualified arbitrator.

(iv) The arbitration shall allow for production of relevant documents and depositions, and sanctions, at the discretion of the arbitrator, for failure to comply with any such discovery requests, and such non-party discovery as may be available through a concurrent civil action in the event that such a civil action was filed pursuant to Section 13.12(a).

(v) The arbitration of all issues required by this Agreement to be arbitrated, including the determination of any amount of damages suffered by any party hereto by reason of the acts or omissions of any party, shall be final and binding upon all parties.

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(vi) Except as otherwise set forth in this Agreement, the cost of any arbitration hereunder, including the cost of the record or transcripts thereof, if any, administrative fees, and all other fees involved, including reasonable attorneys’ fees incurred by the party determined by the arbitrator to be the prevailing party, shall be paid by the party determined by the arbitrator not to be the prevailing party, or otherwise allocated in an equitable manner as determined by the arbitrator.

(vii) The parties shall instruct the arbitrator to render its decision no later than 30 days after the arbitration hearing.

13.13 Further Action. Each Member agrees to perform all further acts and to execute, acknowledge and deliver any documents which may be reasonably necessary, appropriate or desirable to carry out the provisions of this Agreement.

13.14 No Presumption. With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof or referred to herein, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

13.15 Expenses. Except as may otherwise be expressly provided herein, each Member shall pay its own expenses (including legal, accounting, investment banker, broker or finder’s fees) incident to the negotiation and execution of this Agreement and the performance of its obligations hereunder and shall indemnify and hold harmless the Company and the other Members from any of such expenses.

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IN WITNESS WHEREOF, the undersigned have executed the Agreement as of the date first set forth above.

NUGLOW COSMACEUTICALS, LLC

By:	/s/ Steven Sheiner
Name: Steven Sheiner
Title: Managing Member of Camden Street Partners, LLC, its Manager

COMPANY Address:

COMPANY Telecopier:

Member: CAMDEN STREET PARTNERS, LLC	70% Percentage Interest

By:	/s/ Steven Sheiner
Name: Steven Sheiner
Title: Managing Member

Address:

Telecopier:

Member: HELIX BIOMEDIX, INC.	30% Percentage Interest

By:	/s/ R. Stephen Beatty
Name: R. Stephen Beatty
Title: President and Chief Executive Officer

Address:	22118 20th Ave. SE, Suite 204
Bothell, WA 98021

Telecopier:

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